EXHIBIT 99.1

Operating Report

In The United States Bankruptcy Court

for the Northern District of Illinois

Eastern Division

Case Name: Universal Access Global Holdings Inc et al	Case No: 04 B 28747

Summary of Cash Receipts and Cash Disbursements

For the period November 1, 2004 - November 30, 2004

Beginning Balances:
	Unrestricted accounts	5,930,564
	Restricted accounts	342,224
Beginning balance in all accounts			6,272,788

Receipts:

1 Receipts from operations		5,767,644
2 Other receipts		14,345

Total receipts			5,781,989

Disbursements:

3 Net payroll:
a	Officers	59,289
b	Others	312,813

4 Taxes:
a	Federal Income Tax Withholdings	86,847
b	FICA withholdings	25,360
c	Employer’s FICA	25,360
d	Federal Unemployment Taxes	61
e	State Unemployment Taxes	875
f	State Income Tax Withholdings	20,665

5 Necessary expenses:
a	Carriers	1,132,269
b	Carrier 366 Prepayments	303,149
c	Rent	271,336
d	Commissions	25,020
e	Computer Expenses	11,418
f	Utility Expenses	86,989
g	Employee Benefits	94,716
h	Travel and Entertainment	47,978
i	Reorganization Consulting fees	125,962
j	Reorganization Legal fees	189,660
k	Regulatory, Taxes and Insurance	119,220
l	Other contractors	72,861
m	Other expenses	17,988

Total Operating Cash Disbursements		3,029,836

Total Restricted Cash Disbursements/ Letter of Credit Draw		—

Total Disbursements			3,029,836

Net receipts and (disbursements)			2,752,153

Ending balances:
	Unrestricted accounts	8,682,717
	Restricted accounts	342,224
Ending balance in all accounts			9,024,941

	Note:
	Global Holdings had disbursements of $38,034
	Tri-Quad had disbursements of $46,974

Statement of Inventory

Beginning inventory	N/A
Add: purchases	N/A
Less: goods sold	N/A
Ending inventory	N/A

Payroll Information Statement

Gross payroll for the period	529,993
Payroll taxes due but unpaid	0

Status of Payments to Secured Creditors and Lessors

Name of Creditor/Lessor	Date regular payment is due	Amount of regular payment	Number of payments delinquent	Amount of payments delinquent
Other Rents	8/1/2004	259,763	20	259,763

Statement of Aged Receivables

Accounts Receivable (from 11/1/04 through 11/30/04):
Beginning of month balance	5,285,870
Add: sales on account	4,410,013
Less: collections	(5,775,019)
Adjustments	(315,579)
End of month balance	3,605,285

	0-30 days	31-60 days	61-90 days	> 90 days	Total
Balance due	1,706,203	1,180,241	208,157	510,684	3,605,285

Statement of Accounts Payable (Post-Petition)

Accounts Payable:
Beginning of month balance	384,071
Add: credit extended	3,648,984
Less: payments on account	(2,419,611)
Adjustments	—
End of month balance	1,613,444

	0-30 days	31-60 days	61-90 days	> 90 days	Total
Balance due (1)	1,253,224	49,182	51,075	259,963	1,613,444

Note 1: Includes $1,082,893 of accounts payable recorded for prepaid carrier services to be received in December 2004.

Tax Questionnaire

	Yes	No
Federal Income Taxes	X
FICA withholdings	X
Employee’s withholdings	X
Employer’s withholdings	X
Employer’s FICA	X
Federal Unemployment Taxes	X
State Income Taxes	X
State Employee withholdings	X